Exhibit 99.1

Veramark Announces 2008 Fourth Quarter Results

PITTSFORD, N.Y.--(BUSINESS WIRE)--February 11, 2009--Veramark Technologies, Inc. (VERA.OB), a leading provider of Telecom Expense Management (TEM) solutions, today announced a net income of $59,000, or $0.01 per diluted share, for its fourth quarter ended December 31, 2008. Veramark also reported that sales for the fourth quarter of $2,740,000 increased 6 percent from the same quarter of 2007, when the company incurred a net loss of $443,000 or $0.05 per share on sales of $2,594,000. For the full year ended December 31, 2008 Veramark's sales of $10,674,000 decreased 10 percent from sales of $11,919,000 for 2007. Veramark’s net loss for the full year ended December 31, 2008 of $431,000, or $0.04 per share, improved from a net loss of $706,000, or $0.08 per share, for the year ended December 31, 2007.

“We are pleased to deliver significant improvement in profitability for the second half 2008 as compared with the first half of the year,” states Tony Mazzullo, President and Chief Executive Officer. “Veramark showed a $450,000 loss during the first half of the year and $23,000 in profits during the second half. We believe this dramatic improvement is an early indicator that Veramark is on the right path with its strategy and initiatives.”

Ron Lundy, Veramark's Vice-President of Finance and Chief Financial Officer stated, "We are pleased with the progress made in terms of increased sales and improved bottom-line results during the second half of the year, despite challenges posed by the current financial crisis and its impact on the global economy. Restructuring and organizational efforts initiated during 2008 resulted in a 13 percent reduction in operating expenses from the prior year." Mr. Lundy further stated, "Veramark continues to maintain a strong debt-free balance sheet, allowing the company to finance its business plan and strategic objectives from operations."

Veramark delivered new products and services in the past six months that are receiving strong interest in the market. The new products include support of international telecom expense management and call accounting. In addition, the company introduced MySMART, an easy-to-use Web portal for managing mobile devices and information technology. This rapid development of high-value software will continue in 2009, as Veramark executes a strategy to bring together a complete expense, labor, and capital management system for information technology.

“In 2009, Veramark will begin to deliver the first comprehensive Information Technology Expense Management (iTEM) capability that will extend TEM to include all IT assets under a single proactive management process,” according to Mazzullo. “We believe that our vision of the future of TEM will prove particularly critical during these difficult economic times.”

Veramark will conduct a teleconference, hosted by Mr. Mazzullo and Mr. Lundy, to discuss recent developments and 2008 results on Thursday, February 12, 2009, 2:00 PM Eastern Time. To access the conference call dial 800-954-0683.

VERAMARK TECHNOLOGIES, INC.
CONDENSED STATEMENT OF OPERATIONS DATA
(Unaudited)

Fourth Quarter Ended
December 31, 2008

	2008	2007
Sales	$2,739,666	$2,593,887
Income (Loss) Before Taxes	58,684	(443,350)
Income Taxes	-	-
Net Income (Loss)	$58,684	$(443,350)
Net Income (Loss) Per Basic Share	$0.01	$(0.05)
Net Income (Loss) Per Diluted Share	$0.01	$(0.05)

Fiscal Year Ended
December 31, 2008

	2008	2007
Sales	$10,673,891	$11,918,852
Loss Before Taxes	(431,411)	(706,049)
Income Taxes	-	-
Net Loss	$(431,411)	$(706,049)
Net Loss Per Basic Share	$(0.04)	$(0.08)
Net Loss Per Diluted Share	$(0.04)	$(0.08)

About Veramark Technologies, Inc.

Veramark is a leading provider of communications management solutions that help organizations gain visibility into their communications networks and reduce expenses associated with their voice, data, and wireless services and infrastructure. Veramark solutions, which include software and services for Telecom Expense Management (TEM), provide business intelligence for managing complex unified communications networks on a global scale. For more information visit www.veramark.com.

Veramark and VeraSMART are registered trademarks of Veramark Technologies, Inc. All other trademarks are the property of their respective owners.

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes in the marketing strategies of major distributors.

CONTACT:
Media:
Veramark Technologies, Inc.
Tony Mazzullo, 585-381-6000
President and CEO
tmazzullo@veramark.com